Exhibit 107

Calculation of Filing Fee Table(1)

Form 424(b)(2)

(Form Type)

Entergy Arkansas, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Debt	First Mortgage Bonds, 5.45% Series due June 1, 2034	Rule 457(r)	$400,000,000	99.926%	$399,704,000	0.0001476	$58,996.31
Fees to Be Paid	Debt	First Mortgage Bonds, 5.75% Series due June 1, 2054	Rule 457(r)	$400,000,000	99.555%	$398,220,000	0.0001476	$58,777.27

	Total Offering Amount					$797,924,000		$117,773.58

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$117,773.58

(1)

This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Tables” in Entergy Arkansas, LLC’s Registration Statement on Form S-3 (File No. 333-266624-05), which was filed on August 8, 2022. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.